As filed with the
Securities and Exchange Commission
on May 16, 1997                              Registration No. 33-

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933


                          NESTOR, INC.
     (Exact name of Registrant as specified in its charter)

          Delaware                    13-3163744
(State or other jurisdiction       (I.R.S. Employer
             of                   Identification No.)
       incorporation or
        organization)

     One Richmond Square                 02906
  Providence, Rhode Island            (Zip Code)
    (Address of Principal
     Executive Offices)


                1997 INCENTIVE STOCK OPTION PLAN
                    (Full title of the Plan)


                     Herbert S. Meeker, Esq.
                     Baer Marks & Upham LLP
                        805 Third Avenue
                    New York, New York 10022
             (Name and address of agent for service)

                         (212) 702-5700
  (Telephone number, including area code, of agent for service)

               Copies to:  Herbert S. Meeker, Esq.
                     Baer Marks & Upham LLP
                        805 Third Avenue
                    New York, New York 10022
                         (212) 702-5700

                CALCULATION OF REGISTRATION FEE

Title of      Amount to be   Proposed    Proposed    Amount of
Securities   Registered(1)   Maximum     Maximum   Registration
to be                        Offering    Aggregate     Fee
Registered                  Price Per    Offering
                             Share(2)    Price(2)

Common          1,000,000     $2.00     $2,000,000     $606.00
Shares, $.01     shares
par value
per share

(1)  Pursuant  to  Rule  416,  this Registration  Statement  also covers such additional securities as may become issuable  to
     prevent   dilution  resulting  from  stock   splits,   stock
     dividends and similar events.

(2)  Estimated   solely  for  the  purpose  of  calculating   the
     registration fee pursuant to Rule 457(h) and (c) on the basis of the average of the high and low sale prices of the Registrant's Common Shares on the Nasdaq National Market on April 3, 1997.





                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents, which have been filed by Nestor, Inc., a corporation formed under the laws of the State of Delaware (the "Registrant"), with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

      (a) The Registrant's Annual Report on Form 10-K for its fiscal year ended 12/31/96 under the Securities Exchange Act of 1934 ("Exchange Act"), that contains audited financial statements for the Registrant's latest fiscal year for which such statement has been filed.

     (b) The Registrant's Proxy Statement relating to the annual meeting of Shareholders held on May 6, 1997 pursuant to which the 1997 Incentive Stock Option Plan was described and approved.

      (c) The description of the Registrant's shares of Common Stock $.01 par value which is contained in the Registrant's Registration Statement filed with the Commission on Form 8-A under Section 12 of the Exchange Act including any amendment or report filed for the purpose of updating such description.

      (d)   Form  8-K  filed under the Exchange  Act  on  4/8/97,
4/10/97, 4/30/97 and 5/7/97.

      (e) The Registrant's Quarterly Report on Form 10Q for the three month period ended March 31, 1997.

      In addition, all documents filed subsequent to the date of this Registration Statement by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.


Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.


Item 6. Indemnification of Directors and Officers.

      The Registrant shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware ("GCL"), as amended from time to time, each person who is or was a director or officer of the Registrant and the heirs, executors and administrators of such a person. Any expenses (including attorneys' fees) incurred by each person who is or was a director or officer of the Registrant, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by the Registrant; provided, however, that if the GCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.


Item 7.  Exemption from Registration Claimed.

     Not Applicable.


Item 8.  Exhibits.

Exhibit
Number

       4.1 1997 Incentive Stock Option Plan of Nestor, Inc. (incorporated by reference to Exhibit 10.34 to the Registrant's Report on Form 8-K filed with the Commission on May 9, 1997 and approved by the Stockholders of the Registrant on May 6, 1997 with respect to 1,000,000 shares of Common Stock of the Registrant.)

       *5.1      Opinion of Baer Marks & Upham LLP.

       *23.1     Consent of Ernst & Young LLP.

       *23.2     Consent of Baer Marks & Upham LLP (contained  in
                 Exhibit 5.1).

       *23.3     Consent of Gassman, Rebhun & Co., P.C.

       *24.1 Powers of Attorney (included on signature page of this Registration Statement).

_____________________
*Filed herewith.



Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)      To  include any prospectus required  by  Section
10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Providence, Rhode Island, on the 6th day of May, 1997.

                    Nestor, Inc.

                    By:  /s/David Fox
                         David Fox
                         President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Fox and Herber S. Meeker his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933,
this  Registration  Statement  has  been  signed  below  by   the
following persons in the capacities and on the dates indicated.

Signature                  Title                          Date

/s/David Fox               Chief Executive Officer   May 6, 1997
David Fox                  (principal executive
                           officer) and Director

/s/Nigel Hebbron           Chief Financial Officer   May 6, 1997
Nigel Hebbron              (principal financial
                           officer and principal
                           accounting officer)

/s/Herbert S. Meeker       Director                  May 6, 1997
Herbert S. Meeker

/s/Jeffrey B. Harvey       Director                  May 6, 1997
Jeffrey B. Harvey

/s/Thomas F. Hill          Director                  May 6, 1997
Thomas F. Hill

/s/Charles Elbaum          Director                  May 6, 1997
Charles Elbaum

/s/Leon N. Cooper          Director                  May 6, 1997
Leon N. Cooper

/s/Sam Albert              Director                  May 6, 1997
Sam Albert

/s/Bruce W. Schnitzer      Director                  May 6, 1997
Bruce W. Schnitzer



                              Section 10(a)

                                PROSPECTUS

                               NESTOR, INC.



    This Section 10(a) Prospectus (the "Prospectus") is being furnished by Nestor, Inc. (the "Company") to all persons
("Optionees") selected by the Company to participate in the Company's 1997 Incentive Stock Option Plan (the "1997 Option Plan").

   The information contained herein relating to the Plan is being provided to Optionees in accordance with Rule 428 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"). Such information is qualified in its entirety by the specific provisions of the option agreement that each Optionee has executed or will execute in connection with the grant of options to such Optionee.



                   THIS DOCUMENT CONSTITUTES PART OF A
                 PROSPECTUS COVERING SECURITIES THAT HAVE
            BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.




               The date of this Prospectus is May 16, 1997.







General

    The  Company's stockholders approved on May 6, 1997 the  1997
Stock Option Plan (the "1997 Option Plan"). The 1997 Option Plan is intended to help the Company to attract, retain and motivate key employees (including officers) of the Company.

    The 1997 Option Plan provides for the grant of options ("Options") to purchase Common Stock that are intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") as well as options that do not so qualify ("Non-Qualified Options").


Description of the 1997 Option Plan

    The following is a summary of the principal features of the 1997 Option Plan. This summary is qualified in its entirety by reference to the specific provisions of the plan, the full text of which is available to all persons granted options under the 1997 Option Plan in the offices of the Corporation.


Administration of the 1997 Option Plan

    The 1997 Option Plan will be administered by the Board of Directors or by a committee (the "Committee") which is appointed by the Board of Directors. The Committee will consist of two non-employee members of the Company's Board of Directors, neither of whom is eligible at any time for the grant of Incentive Options under the 1997 Option Plan and each of whom is a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3). The Company's Board of Directors or the Committee is authorized to interpret the 1997 Option Plan, adopt and amend rules and regulations relating to the 1997 Option Plan, and determine the recipients, form, and terms of Options granted under the 1997 Option Plan. All Options must be evidenced by a written agreement.


Shares Available

    Under the 1997 Option Plan, the maximum number of shares of Common Stock that may be subject to Options may not exceed at this time an aggregate of 1,000,000 shares. The maximum number of shares will be adjusted in certain events, such as a stock split, reorganization or recapitalization.


Eligibility

   Employees (including officers and directors who are employees) of the Company or its subsidiaries are eligible for the grant of Incentive Options under the 1997 Option Plan. Directors who are not employees or officers are not eligible to participate. In the event of Incentive Options, the aggregate fair market value (determined at the time the Option is granted) of the Common Stock with respect to which Incentive Options become exercisable for the first time by the Option holder (i.e., vest) during any calendar year cannot exceed $100,000. This limit does not apply to Non-Qualified Options. To the extent an Option that otherwise would be an Incentive Option exceeds this $100,000 threshold, it will be treated as a Non-Qualified Option.


Exercise Price of Options

    The Company will receive no monetary consideration for the grant of Options under the 1997 Option Plan. In case of an Incentive Option, the exercise price cannot be less than the fair market value (as defined in the 1997 Option Plan) of the shares on the date the Option is granted, and if an optionee is a shareholder who beneficially owns 10% or more of the outstanding Common Stock, the exercise price of Incentive Options cannot be less than 110% of such fair market value. The exercise price of Non-Qualified Options shall be determined by the Company's Board of Directors or the Committee. The exercise price of Options will be adjusted in certain events, such as a stock split, reorganization or recapitalization.


Payment upon Exercise of Options

    Payment for shares purchased by exercising an Option is to be made by cash or check, or by any other means which the Board of Directors determines are consistent with the purposes of the 1997
Option Plan and with applicable laws and regulations.


Term of Options

   The term of an Option cannot exceed ten years, and in the case of an optionee who owns 10% or more of the outstanding Common
Stock, cannot exceed five years.


Termination of Employment

    Individual option agreements generally will provide that the Options will expire upon termination of employment except that
(i) in the case of termination that is not for cause or otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, the Option will be exercisable for three months after termination to the same extent that it was exercisable prior to termination, (ii) in the case of termination due to disability, the Option will be exercisable for one year after termination (or within such lesser period as may be specified in the applicable option agreement) to the same extent that it was exercisable prior to termination and (iii) in the case of death while in the employ of the Company or, within the three month period referred to in (i), the Option will be exercisable for one year after death (or within such lesser period as may be specified in the applicable option agreement). After the death of an optionee, the Option is exercisable by the legal representative of the optionee or by the person that acquired the Option by reason of the death of the Optionee.

Non-Transferability of Options

   Options are not transferable by the optionee except by will or by the laws of descent and distribution. The disposition of shares acquired pursuant to the exercise of an Option will be subject to any applicable restrictions on transferability imposed by the Commission's regulations.


Effective Date

    The 1997 Option Plan became effective when adopted by the Company's shareholders on May 6, 1997.


Duration of the 1997 Option Plan

    The 1997 Option Plan will terminate automatically and no Options may be granted after ten years have elapsed from the date the 1997 Option Plan was approved by the Company's shareholders. The 1997 Option Plan may be terminated at any prior time by the Board of Directors. Termination of the 1997 Option Plan will not affect Options that were granted prior to the termination date.


Amendments or Modifications

    The 1997 Option Plan may be amended or modified from time to time by the Company's Board of Directors. However, if at any time the approval of the shareholders of the Company is required under Section 422 of the Code or Rule 16b-3, the Board of Directors may not effect such modification or amendment without such approval.


Certain Federal Income Tax Consequences

    The  following  summary outlines certain federal  income  tax
consequences  of  the  1997  Option  Plan  to  the  Company   and
participants under present law.


Incentive Options

   A participant will not recognize income for federal income tax purposes upon the grant of an Incentive Option. A participant also will not be taxed on the exercise of an Incentive Option, provided that the Common Stock acquired upon exercise of the Incentive Option is not sold by the participant within two years after the Option was granted and one year after the Option is exercised (the "required holding period").

    However, for alternative minimum tax ("AMT") purposes, the difference between the exercise price of the Incentive Option and the fair market value of the Common Stock acquired upon exercise is an item of tax preference in the year the Incentive Option is exercised. The participant is required to include such amount in AMT income in such year and to compute the tax basis of the shares so acquired in the same manner as if a Non-Qualified Option had been exercised, including the availability of a
Section 83 election (discussed below). Whether a participant will be liable for AMT in the year the Incentive Option is exercised will depend on the participant's particular tax circumstances. AMT paid in such year will be allowed as a credit to the extent regular tax exceeds AMT in subsequent years.

    On a sale, after the required holding period, of Common Stock that was acquired by exercising an Incentive Option, the difference between the participant's tax basis in the Common Stock and the amount received in the sale is taxed as long-term capital gain or loss.

    If Common Stock acquired upon the exercise of an Incentive Option is disposed of by the participant during the required holding period (a "disqualifying disposition"), the excess, if any, of (i) the amount realized on such disposition (up to the fair market value of the Common Stock on the exercise date) over
(ii) the exercise price, will be taxed to the participant as ordinary income. If a participant pays the exercise price of an Incentive Option by delivering Common Stock that was previously acquired by exercising an Incentive Option and such delivery occurs before the end of the required holding period of such Common Stock, the participant is treated as making a disqualified disposition of the Common Stock so delivered.

    The Code puts a $100,000 limit on the value of stock subject to Incentive Options that first become exercisable in any one year, based on the fair market value of the underlying Common Stock on the date of grant. To the extent Options exceed this limit, they are taxed as Non-Qualified Options.


Non-Qualified Options

    A participant who receives a Non-Qualified Option does not recognize taxable income on the grant of the Option. Upon exercise of a Non-Qualified Option, a participant generally has ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares.

    However, if the participant (i) is an officer or director of the Company or the beneficial owner of more than 10% of the Company's equity securities (in each case, within the meaning of
Section  16  of the Exchange Act -- as so defined, an "Insider"),
(ii) does not make a Section 83 election and (iii) receives shares upon the exercise of a Non-Qualified Option, the recognition of income (and the determination of the amount of income) is deferred until the earlier of (a) six months after the shares are acquired or (b) the earliest date on which the Insider could sell the shares at a profit without being subject to liability under Section 16(b) of the Exchange Act (six months after the Non-Qualified Option is granted, in the case of an "in-the-money" Option). If the participant makes a Section 83 election, income is not deferred. Rather, income is recognized on the date of exercise of the Non-Qualified Option in an amount equal to the excess of the fair market value of the shares acquired upon exercise over the exercise price. A Section 83 election must be filed with the Internal Revenue Service within thirty (30) days after an Option is exercised.

    A participant's tax basis in shares received upon exercise of a Non-Qualified Option is equal to the amount of ordinary income recognized on the receipt of the shares plus the amount of cash, if any, paid upon exercise. The holding period for the shares begins on the day after the shares are received or, in the case of an Insider that has not made a Section 83 election, on the day after the date on which income is recognized by the Insider on account of the receipt of the shares.

     If a participant exercises a Non-Qualified Option by delivering previously held shares in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares, even if their fair market value is different from the participant's tax basis in the shares. The exercise of the Non-Qualified Option is taxed however, and the Company generally is entitled to a deduction, in the same amount and at the same time as if the participant had paid the exercise price in cash. Provided the participant receives a separate identifiable stock certificate therefor, his tax basis in the number of shares received that is equal to the number of shares surrendered on exercise will be the same as his tax basis in the shares surrendered. His holding period for such number of shares will include his holding period for the shares surrendered. The participant's tax basis and holding period for the additional shares received upon exercise will be the same as it would if the participant had paid the exercise price in cash.

    If a participant receives shares upon the exercise of a Non-Qualified Option and thereafter disposes of the shares in a taxable transaction, the difference between the amount realized on the disposition and the participant's tax basis in the shares is taxed as capital gain or loss (provided the shares are held as a capital asset on the date of disposition), which is long-term or short-term depending on the participant's holding period for the shares.


Deduction by the Company

    The Company is not allowed a federal income tax deduction on the grant or exercise of an Incentive Option or the disposition, after the required holding period, of shares acquired by exercising an Incentive Option. On a disqualifying disposition of such shares, the Company is allowed a federal income tax deduction in an amount equal to the ordinary income recognized by the participant as a result of the disqualifying disposition, provided that such amount constitutes an ordinary and necessary business expense of the Company, is reasonable in amount and is not disallowed by Section 162(m) of the Code (discussed above).

    The ordinary income recognized by an employee of the Company on account of the exercise of a Non-Qualified Option is subject to both wage withholding and employment taxes. A deduction for federal income tax purposes is allowed to the Company in an amount equal to the amount of ordinary income taxable to the participant, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable, and that the Company satisfies any tax reporting obligation that it has with respect to such income.


                          AVAILABLE INFORMATION

    The Company is subject to certain of the informational requirements of the Securities and Exchange Act (the "Exchange Act"), and in accordance therewith files certain reports and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed with the Commission and are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for its fiscal year ended 12/31/96 under the Securities Exchange Act of 1934 ("Exchange Act"), that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

    (b) The Company's Quarterly Report on Form 10-Q for the three month period ended March 31, 1997.

    (c) The description of the Company's Common Shares, .01 par value per share, which is contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

    (d) Form 8-K filed under the Exchange Act on 4/8/97, 4/10/97,
4/30/97 and 5/17/97.

    (e) The Registrant's Proxy Statement relating to the annual meeting of Shareholders held on May 6, 1997 pursuant to which the 1997 Incentive Stock Option Plan was described and approved.

    In addition, all other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing by the Company of a post-effective amendment to the Company's Registration Statement (of which this Prospectus forms a part) which indicates that all securities under the 1997 Option Plan and each Option Agreement have been sold or which deregisters all securities under such plans and agreements remaining unsold, are also deemed to be incorporated by reference herein.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents), as well as any other documents (including all documents sent to the Company's stockholders generally) required to be delivered to such persons pursuant to Rule 428(b) promulgated under the Exchange Act. Requests for any such documents should be directed to Herbert S. Meeker, Secretary of the Company.